Exhibit T3A-10

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF INCORPORATION
(SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business
Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

HOPELAKE SERVICES LTD.

BVI COMPANY NUMBER: 1634333

is incorporated in the BRITISH VIRGIN ISLAND as a BVI BUSINESS COMPANY, this 28th day of February, 2011.

Date: 28th day of April, 2011	for REGISTRAR OF CORPORATE AFFAIRS

By:
Name:
Title: